[LOGO] Sun
       Bancorp, Inc.

News Release
For Immediate Release

Contact:          Dan Chila, EVP, Chief Financial Officer (856) 691-7700

          Sun Bancorp Expects First Quarter 2006 Earnings Per Share in
                                $.20- $.21 Range

Our mission is uncompromising...
          ...to be the Premier Community Bank in every community we serve

VINELAND, NJ, March 20, 2006 - Sun Bancorp, Inc. (Nasdaq: SNBC) today said it expected to report first quarter earnings per share on April 17 in the range of $0.20 - $0.21, which will be below consensus estimates among six analysts currently following the Company.

         The Company said that the competition for both loans and deposits in its markets continues to be intense. As a result, it reduced its planned deposit growth and asset leverage strategy for the quarter. In addition, loan yields were lower than expected. Overall fee income for the quarter is also below expectations, but the shortfalls are expected to be covered over the latter part of the year.

         Loan growth for the quarter, normalized for the Advantage Bank acquisition, is expected to be approximately 3.5% while the pipeline and credit quality remains strong. The retail banking strategy that was implemented in late 2005 remains on pace with significant new customer growth. Total expenses remain a focus and are on plan and well controlled.

                                    --more--

          Sun Bancorp, Inc. o 226 Landis Avenue o Vineland, NJ o 08360
      (856) 691-7700 o www.sunnb.com o Member FDIC o Equal Housing Lender

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Sun Bancorp - page two

         Sun Bancorp, Inc. is a multi-state bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 80 branch locations in Southern and Central New Jersey, Philadelphia, PA, and New Castle County, DE. The bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

         The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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